UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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American National Bankshares Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN NATIONAL BANKSHARES INC.

628 Main Street, Danville, Virginia 24541

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders

To Be Held

May 17, 2022

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AMERICAN NATIONAL BANKSHARES INC.

628 Main Street, Danville, Virginia 24541

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 17, 2022

Notice is hereby given that the Annual Meeting of Shareholders of American National Bankshares Inc. (the “Company”) will be held as follows:

Place:	The Wednesday Club
1002 Main Street
Danville, Virginia 24541

Date:	May 17, 2022, at 9:00 a.m., Eastern Time.

The Annual Meeting is being held for the following purposes:

1.	To elect four Class II directors of the Company to serve three-year terms expiring at the 2025 Annual Meeting.

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C., independent registered public accounting firm, as auditors of the Company for the year ending December 31, 2022.

3.	To hold an advisory vote on executive compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.

4.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 28, 2022 are entitled to notice of and to vote at the Annual Meeting.

It is important that your shares are represented at the meeting. Accordingly, please sign, date, and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend. If you do attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

Jeffrey W. Farrar
Secretary

March 28, 2022

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AMERICAN NATIONAL BANKSHARES INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2022

INTRODUCTION

This proxy statement is furnished in conjunction with the solicitation by the Board of Directors (the “Board”) of American National Bankshares Inc. (the “Company”) of the accompanying proxy to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) and at any adjournment thereof. The meeting will be held on Tuesday, May 17, 2022, 9:00 a.m., Eastern Time, at The Wednesday Club, 1002 Main Street, Danville, Virginia 24541, for the purposes set forth below and in the Notice of Annual Meeting of Shareholders. The date of this proxy statement is March 28, 2022, and the approximate mailing date of this proxy statement and the enclosed proxy is April 4, 2022.

Voting Rights of Shareholders

Only shareholders of record at the close of business on March 28, 2022, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on March 28, 2022, there were 10,713,989 shares of the Company’s common stock outstanding, of which 10,418,110 shares were entitled to vote at the Annual Meeting. For the reasons explained below, the number of shares entitled to vote is less than the number of shares of the Company’s common stock outstanding on such date. The Company has no other class of stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Shares for which the holder has elected to abstain or to withhold the proxy’s authority to vote on a matter will count toward a quorum but will not be included in determining the number of votes cast with respect to such matter.

Shares held by brokers, banks, or other nominees in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Ambro and Company, the nominee name that the Company’s banking subsidiary, American National Bank and Trust Company (the “Bank”), uses to register the securities it holds in a fiduciary capacity for customers, held 295,879 shares of the Company’s common stock as sole fiduciary and with sole investment authority (with no qualifying co-fiduciary having been appointed) as of March 28, 2022, which constituted 2.76% of the issued and outstanding shares of the Company’s common stock on that date. Under Virginia law, such shares cannot be voted at the Annual Meeting and are not deemed to be outstanding and entitled to vote for purposes of determining a quorum.

Voting of Broker Shares

If a beneficial owner of broker shares does not provide the broker, bank or other nominee that holds the shares with specific voting instructions, then under applicable rules, such organization may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the broker or other nominee that holds such shares does not receive instructions from the beneficial owner on how to vote shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to the shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for 2022 (Proposal Two) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two. The election of directors (Proposal One) and the advisory vote on the Company’s executive compensation (Proposal Three) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals One and Three.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person, by telephone or Internet or special letter by officers and employees of the Company or the Bank, acting on a part-time basis and for no additional compensation.

Reference

A reference in this proxy statement to one gender, masculine or feminine, includes the other; and the singular includes the plural and vice versa unless the context otherwise requires.

PROPOSAL ONE – ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 12 persons. Pursuant to the Company’s Articles of Incorporation, the Board is to be divided into three classes (I, II and III), with each class as nearly equal in number as possible. The term of office for current Class II directors will expire at the Annual Meeting. The four nominees to serve as Class II directors are set forth below. All of the nominees currently serve as directors of the Company. Continuing members of the Board of Directors are also set forth below.

Susan K. Still, a current Class II director, will not stand for re-election to the Board of Directors at the Annual Meeting. Ms. Still, age 68, is the retired President of Virginia Banking of the Bank, and has moved her residence outside the market area of the Bank. Pursuant to the Company’s Directors’ Tenure Policy, any director who moves outside of the Bank’s market area shall tender his or her resignation as a director. The Board and the Corporate Governance and Nominating Committee considered that Ms. Still is in the class of directors whose term expires at the Annual Meeting, and determined that she was not obligated to tender a resignation under the Company’s Directors’ Tenure Policy but also determined that she would not be a nominee for director at the Annual Meeting. Accordingly, her term as a director of the Company will expire effective at the Annual Meeting.

The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason the persons named as nominees below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other persons as the Board of Directors may designate.

The Board of Directors recommends the nominees, as set forth below, for election. The Board of Directors recommends that shareholders vote FOR these nominees. The election of each nominee requires the affirmative vote of a plurality of the shares of the Company’s common stock cast in the election of directors.

The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and qualifications to serve as directors, their ages as of December 31, 2021, and certain other information with respect to such persons are as follows:

Name	Principal Occupation	Age	Director Since
Nominees for election as Class II directors to continue in office until 2025 (Proposal One)
Nancy Howell Agee	President and Chief Executive Officer, Carilion Clinic (health care organization), Roanoke, VA. A former director of HomeTown Bank and HomeTown Bankshares Corporation (“HomeTown”) (acquired by the Company in 2019), Ms. Agee brings to the Board her leadership abilities, many years of service in the Bank’s Roanoke market area and significant knowledge and experience in finance and management as President and Chief Executive Officer of a large healthcare organization. She currently serves as director of two publicly traded companies and was formerly Chair of the American Hospital Association.	69	2019

Jeffrey V. Haley

President and Chief Executive Officer of the Company and the Bank since January 2013. President of the Company and President and Chief Executive Officer of the Bank from January 2012 to January 2013. Executive Vice President of the Company and President of the Bank from June 2010 to January 2012. President of Trust and Financial Services and Executive Vice President of the Bank from July 2008 to June 2010.

Mr. Jeffrey Haley brings expertise based on more than 20 years in community banking and 16 years in the retail industry. His varied operational and management responsibilities during his banking tenure enable him to contribute a uniquely relevant perspective to the Board’s deliberations.

		61	2012

John H. Love	Retired President and Chief Operating Officer, W.E. Love & Associates, LLC (insurance brokerage), Burlington, NC serving from January 2018 to March 2021. President and Chief Executive Officer of W.E. Love & Associates, Inc. from December 2011 to January 2018. A former director of MidCarolina Bank and MidCarolina Financial Corporation (together, “MidCarolina”) (acquired by the Company in 2011), Mr. Love brings an expert perspective on risk management, mitigation and governmental regulation based on his experience as President of a large commercial insurance brokerage firm.	62	2011

Ronda M. Penn	Chief Financial Officer, Plexus Capital, LLC (small business investments), Raleigh, NC since September 2012. Partner, Dixon Hughes Goodman LLP (public accounting), Greensboro, NC from 2006 to September 2012. Ms. Penn brings significant financial, accounting, internal control, investment and management expertise as a Chief Financial Officer, Certified Public Accountant and former partner with a national accounting firm. Her background helps her fill the role of financial expert on the Company’s Audit Committee as well as chair of that Committee.	59	2015

Class III directors to remain in office until 2023
Tammy Moss Finley

Executive Vice President, General Counsel and Corporate Secretary, Advance Auto Parts, Inc. (automotive aftermarket parts provider), Roanoke, VA since May 2016. Executive Vice President, Human Resources, General Counsel and Corporate Secretary, Advance Auto Parts, Inc. from January 2015 to May 2016. Senior Vice President, Human Resources, Advance Auto Parts, Inc. from March 2013 to January 2015. Vice President, Employment Counsel and Government Affairs, Advance Auto Parts, Inc. from March 2010 to March 2013.

Ms. Finley brings significant legal, human resource, retail, risk management, and public company corporate governance expertise from her multiple leadership roles at Advance Auto Parts, as well as merger and acquisition experience. In addition, her close ties to the communities the Bank serves benefit the entire organization.

		55	2017

Charles H. Majors

Chairman of the Board of Directors of the Company and the Bank since January 2015. Executive Chairman of the Company and the Bank from January 2013 to January 2015. Chairman and Chief Executive Officer of the Company and Chairman of the Bank from January 2012 to January 2013. President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank from June 2010 to January 2012. President and Chief Executive Officer of the Company and the Bank from 1994 to June 2010.

Mr. Majors brings his long tenure and experience as the Chief Executive Officer of the Company. His prior experience as a practicing corporate attorney provides significant expertise in risk management, regulatory, and legal issues.

		76	1981

Dan M. Pleasant	Chief Operating Officer, The Dewberry Companies, Inc. (engineering, architectural and consulting), Fairfax, VA since April 2010. Mr. Pleasant brings significant experience as a professional engineer working in the Company’s market areas in Virginia and North Carolina. In addition, he is the Chief Operating Officer of a large national architectural, engineering and consulting firm, currently leading the firm’s merger and acquisition program. He is currently Chairman of the Board of the Virginia Economic Development Partnership and a director of the Virginia Chamber of Commerce.	71	2011

Joel R. Shepherd

President, Virginia Home Furnishings, Inc. (furniture retailer) and 220 Self Storage, Inc. (self-storage provider), Rocky Mount, VA.

A former chairman of Franklin Community Bank, N.A. and MainStreet BankShares, Inc. (acquired by the Company in 2015), Mr. Shepherd brings substantial entrepreneurial, construction, finance and management skills gained through his various enterprises. He also brings banking and investment experience. He was Vice President and Portfolio Manager in the Funds Management Division of Dominion Bankshares, Inc. (acquired by First Union Corporation, now part of Wells Fargo & Company) from 1986 to 1993. He serves as a financial expert on the Company’s Audit Committee.

		57	2015

Class I directors to remain in office until 2024
Michael P. Haley

Retired Adviser, Fenway Partners, LLC (private equity investments), New York, NY. Retired Managing Director, Fenway Resources since June 2015. Adviser to Fenway Partners, LLC from April 2006 and Managing Director of its affiliate, Fenway Resources, from March 2008, respectively, to June 2015.

Mr. Michael Haley brings high level financial expertise as a former Chief Executive Officer of a publicly traded manufacturing company and as a former adviser to a private equity firm. He also brings experience in operations and risk management and public company corporate governance. His background helps him fill the role of financial expert on the Company’s Audit Committee as well as to serve as Lead Independent Director.

		71	2002

Charles S. Harris

Retired Assistant to the President for External Relations, Averett University, Danville, VA, since August 2021. Assistant to the President for External Relations, Averett University, from September 2020 to August 2021. Executive Vice President, Averett University, from August 2009 to September 2020.

Mr. Harris brings significant operational and financial management experience, including serving as the Director of Athletics for several universities of various sizes, both public and private. He also brings diversity and a different perspective from his work with college students, the future customers for the Bank.

		70	2008

F. D. Hornaday, III	President and Chief Executive Officer, Knit Wear Fabrics, Inc. (circular knit manufacturer), Burlington, NC. A former director and vice chairman of MidCarolina (acquired by the Company in 2011), Mr. Hornaday brings his multifaceted experience as President of a textile company, adding to the Board’s understanding of the challenges and opportunities facing manufacturing. In addition, his board service in the health industry and his former board service in the trust industry bring value to the Board.	71	2011

Executive Officers

Information on the Company’s executive officers as of December 31, 2021 who are not directors is disclosed in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which was mailed with this proxy statement.

Board Independence

The Company’s Board of Directors has determined that, except for Ms. Still and Mr. Jeffrey Haley, each director is independent within the director independence standard of the Nasdaq Stock Market LLC (“Nasdaq”), as currently in effect, and within the Company’s director independence standards, as established and monitored by the Company’s Corporate Governance and Nominating Committee.

On December 31, 2014, Mr. Majors retired as an employee of the Bank and became non-executive Chairman of the Board of the Company and the Bank. On February 16, 2021, the Boards of Directors of the Company and the Bank, upon a recommendation from the Corporate Governance and Nominating Committee, reviewed his duties in such role and found that, for the past period in excess of three years, (i) Mr. Majors has not been an employee of the Company or the Bank; (ii) his compensation has been solely for board or board committee service, including service as non-executive Chairman; and (iii) his duties as non-executive Chairman are board related and do not interfere with his exercise of independent judgment in carrying out the responsibilities of a director. Upon such findings, the Boards of Directors of the Company and the Bank determined that Mr. Majors is independent within the standards set forth in the foregoing paragraph.

Michael P. Haley is not related to Jeffrey V. Haley, President and Chief Executive Officer of the Company and the Bank. In order to avoid any confusion, Michael P. Haley will be referred to as Michael Haley and Jeffrey V. Haley will be referred to as Jeffrey Haley in this proxy statement.

Board Members Serving on Other Publicly Traded Company Boards of Directors

Ms. Agee has been a director of RGC Resources, Inc. since 2005 and Healthcare Realty Trust Incorporated since 2016.

Board of Directors and Committees

Directors are expected to devote sufficient time, energy, and attention to ensure diligent performance of their duties, including attendance at board, committee and shareholder meetings. The Board of Directors of the Company met 11 times during 2021. The non-management directors held 11 executive sessions during 2021, exclusive of the Chief Executive Officer and any other management. The Chairman of the Board presides at such sessions. In accordance with the Company’s Corporate Governance Guidelines, the independent directors, exclusive of the Chief Executive Officer, also held quarterly executive sessions during 2021. The Chairman of the Board or, in his absence, the Lead Independent Director, Mr. Michael Haley, presides at such sessions. The Board of Directors of the Bank, which consists of all members of the Company’s Board, met 11 times during 2021.

All incumbent directors and director nominees attended at least 80% of the aggregate total number of meetings of the Company's Boards of Directors and committees on which they served in 2021. Eleven directors attended the 2021 Annual Meeting of Shareholders.

The Boards of Directors of the Company and the Bank have established various committees, including the Audit Committee, the Capital Management Committee, the Corporate Governance and Nominating Committee, the Human Resources and Compensation Committee, and the Risk and Compliance Committee. Membership and other information on these committees are detailed below.

The Audit Committee met four times in 2021. This Committee currently consists of Ms. Penn and Messrs. Michael Haley, Harris, and Shepherd. Ms. Penn serves as the Chairman. The Committee reviews significant audit, accounting and financial reporting principles, policies and practices; is directly responsible for engaging and monitoring the independent registered public accounting firm of the Company; and provides oversight of the financial reporting and internal auditing functions. A more detailed description of the functions of this Committee is contained under the heading “Report of the Audit Committee.” All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines. Ms. Penn and Messrs. Michael Haley and Shepherd, members of the Committee, are qualified as audit committee financial experts within the meaning of the Securities and Exchange Commission (the “SEC”) regulations, and the Board has determined that each has accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Capital Management Committee met six times in 2021. This Committee currently consists of Mses. Agee and Penn and Messrs. Michael Haley and Shepherd. Mr. Shepherd serves as the Chairman. This Committee assists the Board in the following areas: market, interest rate, liquidity and investment risk; capital management; and dividend and securities related matters. All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines.

The Corporate Governance and Nominating Committee met five times in 2021. This Committee currently consists of Ms. Agee and Messrs. Michael Haley, Hornaday, and Pleasant. Mr. Michael Haley serves as the Chairman. The Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also supervises the Board’s annual review of director independence, oversees the Board’s performance self-evaluation and makes recommendations to the Board of Directors regarding director compensation. All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines.

The Human Resources and Compensation Committee met six times in 2021. The Committee currently consists of Ms. Finley and Messrs. Michael Haley, Love, and Pleasant. Mr. Pleasant serves as the Chairman. This Committee is responsible for establishing and approving the compensation of executive officers of the Company, except for the compensation of the Chief Executive Officer. The compensation of the Chief Executive Officer is reviewed, discussed, and approved by the independent members of the Board of Directors, upon recommendation of the Committee. The Committee also makes recommendations to the Board of Directors regarding promotions and related personnel matters. The Committee oversees succession planning for the Chief Executive Officer and makes recommendations to the Board of Directors regarding succession. Reference is made to the “Compensation Discussion and Analysis” section of this proxy statement for further information on the duties and responsibilities of this Committee. No member of the Human Resources and Compensation Committee is a current officer or employee of the Company. All of the members of this Committee are considered independent within the meaning of SEC regulations, the standards of Nasdaq, and the Company’s Corporate Governance Guidelines.

The Risk and Compliance Committee met four times in 2021. This Committee currently consists of Mses. Finley and Still and Messrs. Harris and Love. Mr. Harris serves as the Chairman. The Committee reviews all aspects of regulatory compliance and significant operational risk and security related matters. These risks include, but are not limited to, credit, information security (including cybersecurity), fraud, physical security, insurance, and vendor management. The Committee also provides oversight for the Board in the following areas: review of trends affecting the loan portfolio; oversight of the loan review function and credit policy; and review of the adequacy of the allowance for loan losses. This Committee also is focused on the development and evolution of enterprise risk management oversight. The Committee has a Subcommittee on Technology and Information Security which currently consists of Mr. Love and Ms. Finley, as Chairman.

The charters of the Board Committees are available on the Company’s website, www.amnb.com. For access to the charters, select the “Investors” icon, then select “Governance Documents.”

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Director Nominations Process

The Company’s Board of Directors has adopted, as a component of its Corporate Governance Guidelines, a process related to director nominations (the “Nominations Process”). The purpose of the Nominations Process is to describe the manner by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The Nominations Process is administered by the Corporate Governance and Nominating Committee of the Board.

The Committee considers candidates for Board membership suggested by its members, other Board members, management, and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board may, at any time, notify the Company’s Chairman, President or any member of the Committee in writing with supporting material the shareholder considers appropriate. The Committee will consider the shareholder’s recommendation and will decide whether to recommend to the Board the nomination of any person recommended by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder proposals, as described in the “Shareholder Communications and Proposals” section of this proxy statement.

Once the Committee has identified a candidate, it makes an initial determination whether to conduct a full evaluation of the candidate based on information accompanying the recommendation and the Committee members’ knowledge of the candidate, which may be supplemented by inquiries to the person making such recommendation or to others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the candidate can satisfy the evaluation factors established in the Corporate Governance Guidelines. The Committee may seek additional information about the candidate’s background and experience. The Committee then evaluates the candidate against the criteria in the Company’s Corporate Governance Guidelines, including, but not limited to, independence, availability for time commitment, skills such as an understanding of the financial services industry, and general business knowledge and experience, all in the context of an assessment of the perceived needs of the Board at that point in time. The Committee does not have a formal policy with respect to diversity on the Board. However, it considers diversity as a prerequisite for adequately representing the interests of the various stakeholders in the Company – shareholders, customers, and employees. The Committee seeks diversity in overall board composition. In the Committee’s nominee considerations, diversity is a much broader concept than just the traditional racial and gender dimensions, as it also includes education, geography, business and professional experience and expertise, and civic involvement and responsibility, especially within the Company’s market area. In connection with this evaluation process, the Committee determines whether to interview the candidate, and if warranted, one or more members of the Committee will conduct such interview. After completing the evaluation, the Committee makes a recommendation to the Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Corporate Governance and Risk Oversight Practices

In a financial institution, the role of the Board is critical to the success or failure of the enterprise. The Board of Directors is led by the Company’s Chairman, Mr. Majors. The Chairman of the Corporate Governance and Nominating Committee, Mr. Michael Haley, is designated as the Lead Independent Director. In such role, he chairs the Board in the absence of the Chairman or the Chief Executive Officer or in the absence of the Chairman when the Board’s independent directors meet in executive session. Mr. Michael Haley is a retired Chief Executive Officer of a publicly traded manufacturing company and a former adviser to a private equity firm, and his background and experience prepare him well for this role. Meetings of the independent directors are held at least quarterly.

The Board of Directors of a financial institution is the strategic linchpin in the risk oversight process. Financial institutions deal with credit risk, liquidity risk, interest rate risk, investment risk, operational risk, reputation risk, regulatory risk, and technology and information security risk (including cybersecurity risk) in the day-to-day conduct of banking business. In order to better manage the risk oversight process, over the past few years, the Board has evolved and enhanced its supervision oversight process.

As part of that evolution, there are three standing Board committees whose focus is specifically risk management and oversight: the Audit Committee, the Capital Management Committee, and the Risk and Compliance Committee. The Audit Committee is primarily concerned with financial reporting and internal control related risks. The Capital Management Committee is primarily concerned with market risk, interest rate risk, liquidity risk, investment risk, and capital management. The Risk and Compliance Committee is primarily concerned with developing an enterprise-wide risk management strategy. Its focus is mainly operational, credit, regulatory compliance, and technology and information security risk (including cybersecurity risk). The Board’s Committee efforts are supplemented and supported by the Executive Risk Committee, which is comprised of members of senior management and the Chairman of the Board.

In the opinion of the Board, this structure provides for a constantly evolving and improving approach to risk management and oversight. The Board believes the structure has served the interests of the shareholders, customers, employees and regulators well, as vouched by the Company’s consistently strong asset quality, earnings, and total return to shareholders.

Board Tenure Policy

The Board has a long-standing policy for the Company and the Bank with respect to the tenure of directors. This policy was revised and replaced by a new Directors’ Tenure Policy approved by the Board in 2019 and revised in February 2021. In summary, it provides for the following:

•	Except as otherwise provided in the policy, the tenure of no director should extend beyond the Company’s Annual Meeting of Shareholders following the date on which such director reaches the age of 74;

•

In furtherance of the policy, no director shall permit his or her name to be placed in nomination for reelection at the Annual Meeting of Shareholders following the date on which such director reaches the age of 72, except as follows:

•

A director who has reached such age may be nominated and, if elected, may serve until the Annual Meeting of Shareholders following the date on which such director reaches the age of 74. At the time of nomination, such director shall submit to the Board a letter of resignation effective at such Annual Meeting of Shareholders.

•

In order to provide continuity of leadership, a director serving as Chairman of the Board may be nominated for one additional term of up to three years and, if elected, may serve until the earlier of (i) the end of such term or (ii) the date that such director is no longer serving as Chairman. At the time of nomination, such director shall submit to the Board a letter of resignation effective upon the date that such director is no longer serving as Chairman.

•

The exceptions described above shall be made by the Board only upon recommendation of the Corporate Governance and Nominating Committee with an affirmative finding that such exceptions are in the best interest of the Company and the Bank;

•	No director shall be nominated for reelection to the Bank Board of Directors unless, at the time of such reelection, he or she would be eligible to be a director of the Company;

•

Any director who retires, resigns, or otherwise whose current employment is severed or who moves outside of the market area of the Bank, shall tender his or her resignation as a director. The Board may accept the resignation, delay acceptance, or decline to accept it;

•

No director who is or was an officer of the Company and/or the Bank shall continue to serve as a director after retirement, resignation, or other severance of employment status. However, the Board may waive this requirement if it is deemed to be in the best interest of the Company and the Bank; and

•

Before May 17, 2021, any former director had been eligible to be elected by the Board for a term of one year as a Director Emeritus. A Director Emeritus had been entitled to attend and participate in Board meetings but had not been eligible to vote and their presence had not been considered in the determination of a quorum. Effective May 18, 2021, the role of Director Emeritus was discontinued.

Board Diversity

On August 6, 2021, the SEC approved new listing rules submitted by Nasdaq designed to encourage minimum board diversity objectives for companies and provide for consistent and comparable disclosures related to a company’s board composition. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) generally requires companies listed on Nasdaq, (1) to have at least one director who self-identifies as female, and (2) to have at least one director who self-identifies as an underrepresented minority or as LGBTQ+, or (3) to explain why the company does not have at least two directors on its board who self-identify in the categories listed above. In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each Nasdaq-listed company, subject to certain exceptions, to publicly disclose statistical information on their board’s diversity in a uniform format.

Full compliance with the Diverse Board Representation Rule is not required until 2025, and compliance with the Board Diversity Disclosure Rule is not required until the later of (1) August 8, 2022, or (2) the date a company files its proxy materials for its annual shareholders meeting in calendar year 2022. However, the Company has elected to provide the statistical information that will be required in the matrix below.

Board Diversity Matrix (As of March 28, 2022)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	8	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Environmental, Social and Governance (“ESG”) Considerations

The Company believes that a regional community bank is only as strong as the communities it serves and has established the following core values to guide that service:

●	Relationship Focus

Establishing trust based on respecting others and doing the right thing

●	Teamwork

Working as one team, the Company values diverse perspectives to help move forward together

●	Reliability

Fulfilling commitments through responsive communication and service

●	Constant Improvement

The Company embraces change as it continually strives to be better

●	Authenticity

Being genuine and practical in both words and actions

The Company believes that commitment to ESG considerations is an important part of being a good corporate citizen and will help produce continued rewards for customers, employees and shareholders. The following are some highlights of the Company’s efforts and practices related to ESG.

●

Environment – The Company has leveraged technology to limit in person meetings and allow more employees to work from home, thereby reducing energy consumption. The Company also makes every effort to ensure that hardware and other equipment that is no longer needed is sold for reuse or recycled to minimize waste. Furthermore, there is a Company-wide printer initiative underway to standardize and significantly reduce the number of printers and use of paper. The Company also encourages customers to utilize online banking and digital document delivery and vendors to provide paperless invoicing to lessen paper consumption.

●

Financial Education – As a regional community bank, the Company takes its responsibility to provide financial education seriously and has partnered with select organizations to help improve financial literacy and consumer spending habits. Through its support of Banzai, the Company helps to provide free, schools-based financial education to K-12 youth. The Company is also an active part of the United Way of Roanoke Valley’s Bank On program and regularly participates in financial education programs through state banking associations, all of which ultimately improve the financial health of our communities.

●

Philanthropy – The Company has a long-standing commitment of supporting various not-for-profit organizations through sponsorship and donations. With so many worthy organizations, the Company prioritizes its support to those that serve local communities and are either a customer or an organization with which one of our employees is involved.

●

Small Business Lending – The Company was an ardent participant in the Small Business Administration’s Paycheck Protection Program (“PPP”). The Company processed over 3,000 loans totaling more than $360 million to support small businesses and their employees in the local communities the Company serves.

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Diversity, Equity and Inclusion – The Company is devoted to attracting and retaining banking professionals with diverse backgrounds and cultivating an inclusive work environment where everyone is treated with respect and dignity. Management has established a Diversity, Equity and Inclusion Committee to promote respect and fairness in the workplace.

●

Governance – 10 of the 12 individuals currently serving on the Board of Directors are considered independent, including all members of the Audit Committee, Capital Management Committee, Corporate Governance and Nominating Committee, and Human Resources and Compensation Committee. The directors represent a wide-ranging mixture of backgrounds with regard to knowledge, experience and perspectives.

SECURITY OWNERSHIP

The table below includes information on all shareholders of the Company known to management to beneficially own 5% or more of the Company’s common stock.

Name and Address of	Shares of Common Stock Beneficially Owned	Investment Power (1)			Voting Power (1)			Percent of Class
Beneficial Owner	(#) (1)	Shared	Sole	None	Shared	Sole	None	(%)

BlackRock, Inc.	747,724	—	747,724	—	—	735,390	—	7.0%
55 East 52nd Street
New York, New York 10055 (2)

_____________

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person or entity is deemed to be the beneficial owner of a security if he or it has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or it has the right to acquire beneficial ownership of the security within 60 days.

(2)

This information is based solely upon information as of December 31, 2021 contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022 relating to the beneficial ownership of the Company’s common stock by BlackRock, Inc. and entities affiliated with BlackRock, Inc.

The following table sets forth, as of March 28, 2022, the Annual Meeting record date, the beneficial ownership of the Company’s common stock by all directors and nominees for director, all executive officers of the Company named in the Summary Compensation Table on page 25 of this proxy statement, and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)		Percent of Class (%)

Nancy Howell Agee	19,488		*
Jeffrey W. Farrar	6,475	(2)	*
Tammy Moss Finley	9,115		*
Jeffrey V. Haley	75,341	(2) (3)	*
Michael P. Haley	24,968	(4)	*
Charles S. Harris	12,986		*
F. D. Hornaday, III	36,189	(3)	*
John H. Love	30,404		*
Charles H. Majors	59,140	(3)	*
Edward C. Martin	8,198	(2)	*
Ronda M. Penn	11,731		*
Dan M. Pleasant	32,830	(3) (4)	*
Joel R. Shepherd	75,648	(3) (4)	*
John H. Settle, Jr.	4,576	(2)	*
Susan K. Still	14,581		*
H. Gregg Strader	1,548		*
All directors and executive officers as a group (16)	423,218	(5)	3.95

*	Represents less than 1% ownership.

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days.

(2)

Includes shares of restricted stock awarded, as follows: Mr. Farrar, 5,475 shares, Mr. Jeffrey Haley, 49,051 shares; Mr. Martin, 7,112 shares; and Mr. Settle, 3,176 shares; all executive officers as a group, 64,814 shares. The shares are subject to a vesting schedule, forfeiture risk and other restrictions. These shares can be voted at the Annual Meeting.

(3)

Includes shares held by affiliated companies, close relatives, minor children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Jeffrey Haley, 1,314 shares; Mr. Hornaday, 2,072 shares; Mr. Majors, 4,454 shares; Mr. Pleasant, 1,685 shares; and Mr. Shepherd, 100 shares.

(4)

Includes stock awards held under a nonqualified deferred compensation plan for directors, as follows:

Mr. Michael Haley, 9,492 shares; Mr. Pleasant, 8,590 shares; and Mr. Shepherd, 3,152 shares. These shares cannot be voted at the Annual Meeting.

(5)	None of the individuals named in the table have pledged their shares as collateral.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed with the Board and management the Company’s Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC.

Respectfully submitted,

Dan M. Pleasant, Chairman
Tammy Moss Finley
Michael P. Haley
John H. Love

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

During 2021, the Company’s leadership team demonstrated resilience and agility while navigating through the continuing challenges of the COVID-19 pandemic. The Company’s leadership team focused on helping the Company’s customers deal with the economic challenges presented by the pandemic, while continuing to operate under a soundness, profitability and growth model in an effort to continue to deliver top-tier financial performance for its shareholders.

The Company’s executive compensation programs are designed to attract, retain, pay for performance and motivate the leadership team, even during times of uncertainty, and include a mix of fixed and variable compensation with both short- and long-term incentives used to drive sustained growth and profitability of the Company. The Company’s compensation programs, levels, practices and policies are consistent with the Company’s values, culture, and mission. This section of the proxy statement provides an overview and explanation of the material information relevant to understanding the objectives, policies, and philosophy underlying the Company’s executive compensation programs, focusing on the named executive officers.

The Human Resources and Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing and approving the compensation of the executive officers of the Company, except for the compensation of the Chief Executive Officer, which is approved by the independent members of the Board of Directors. The Committee considers a variety of factors and criteria in arriving at its decisions and recommendations for compensation. The Committee’s objective is to attract and retain a superb leadership team with market-competitive compensation and to align the team members’ interests with those of the Company, its customers and its shareholders. Accordingly, a significant portion of the Company’s executive officers’ compensation is directly and materially linked to operating performance. The Committee considered the impact of COVID-19 on the Company’s executive compensation programs and did not make any design modifications to the programs for 2021 as compared to the previous year. Cash incentive payments and restricted stock awards are heavily dependent on meeting or exceeding Company financial performance goals as well as objective and subjective criteria related to the executive officer’s area of responsibility.

Each director who served on the Committee during 2021 qualifies as a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and is an “independent director” as such term is defined in Nasdaq Marketplace Rule 5605(a)(2).

The Committee considers the results of the shareholder advisory say-on-pay vote in its deliberations regarding compensation of the named executive officers. At the Company’s 2021 Annual Meeting, 94.9% of shareholders who voted at the meeting voted for the approval of the compensation levels and programs provided to the named executive officers. The Committee viewed the shareholder vote at the 2021 Annual Meeting as an expression of the shareholders’ overall satisfaction with the Company’s current executive compensation levels and programs. While the shareholder vote reflected support for the Company’s executive compensation, the Committee, the Board of Directors and executive management have evaluated the compensation programs each year to ensure they continue to align the interests of the executives with those of the Company’s shareholders, and continue to strengthen the linkage of pay to performance.

Named Executive Officers

This Compensation Discussion and Analysis section describes the Company’s 2021 executive compensation programs and decisions with respect to the Company’s executive officers and, in particular, each executive officer named in the Summary Compensation Table on page 25 (the “named executive officers”). In 2021, our named executive officers were:

Named Executive Officers	Principal Position During 2021	Years of Service

Jeffrey V. Haley	President and Chief Executive Officer of the Company and the Bank	25
H. Gregg Strader (1)	Executive Vice President and Chief Banking Officer of the Company and the Bank	9
Jeffrey W. Farrar	Executive Vice President and Chief Operating and Chief Financial Officer of the Company and the Bank	3
Edward C. Martin	Executive Vice President and Chief Administrative Officer of the Company and the Bank and President of Virginia Banking	6
John H. Settle, Jr.	Executive Vice President and President of the Wealth Management Division of the Bank	6

(1)	Mr. Strader retired from his position as Executive Vice President and Chief Banking Officer effective December 31, 2021.

Role of Compensation Consultant

During 2021, the Committee retained the services of Pearl Meyer & Partners, LLC (“PM&P”), an independent executive compensation consulting firm, to provide consulting services in connection with conducting a competitive compensation review with respect to the organization’s executive management team, a larger group than the named executive officers. Management was not involved in the decision to use an outside consultant or the selection of PM&P in 2021.

The compensation review encompassed (i) the development of a custom peer group consisting of community banks of comparable size in Virginia and contiguous states, publicly traded, with assets between $2.2 billion and $6.1 billion; (ii) an assessment of the Company’s executive compensation as compared to market (similar executives in the peer group); (iii) a high level assessment of the Company’s performance relative to peers; and (iv) establishing a basis for discussing potential pay or other compensation changes in future periods.

The 2021 custom peer group of comparable community banks consisted of the following institutions:

Institution Name	Ticker	State
Stock Yards Bancorp, Inc.	SYBT	KY
City Holding Co.	CHCO	WV
Community Trust Bancorp, Inc.	CTBI	KY
CNB Financial Corp.	CCNE	PA
Peoples Bancorp Inc.	PEBO	OH
SmartFinancial Inc.	SMBK	TN
HomeTrust Bancshares Inc.	HTBI	NC
Mid Penn Bancorp Inc.	MPB	PA
Primis Financial Corp.	FRST	VA
Summit Financial Group Inc.	SMMF	WV
Capstar Financial Holdings Inc.	CSTR	TN
First Community Bancshares, Inc.	FCBC	VA
Orrstown Financial Services	ORRF	PA
Southern First Bancshares, Inc.	SFST	SC
MetroCity Bankshares Inc.	MCBS	GA
Codorus Valley Bancorp Inc.	CVLY	PA
The Community Financial Corporation	TCFC	MD
C&F Financial Corporation	CFFI	VA

The PM&P review in 2021 determined that overall base salaries provided to executive management approximated 98% of the market median and were competitive with the market. The review further determined that total direct compensation (total cash plus equity awards) approximated 84% of the market median and were again competitive with the market within a tolerance. The Board of Directors, the Committee, and the Chief Executive Officer considered this information as part of their decision-making process on current executive compensation levels.

During 2021, PM&P reported directly to the Committee and did not provide any other services to the Company. In 2019, the Corporate Governance and Nominating Committee also engaged PM&P to provide a peer comparison of director compensation. In 2021, the Committee analyzed whether the work of PM&P raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by PM&P; (ii) the amount of fees from the Company paid to PM&P as a percentage of PM&P’s total revenues; (iii) PM&P’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by PM&P or the individual compensation advisors employed by PM&P. The Committee determined, based on its analysis of the above factors, among others, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants or advisors to the Company did not create any conflicts of interest.

CEO Pay Ratio

As required by SEC regulations, the Company is providing the following information about the relationship of the annual total compensation of its median employee and the annual total compensation of its Chief Executive Officer.

For 2021, the median of the annual total compensation of all employees of the Company, excluding the Chief Executive Officer, was $64,201 and the annual total compensation of the Chief Executive Officer was $1,002,072 as reflected in the Summary Compensation Table on page 25. Based on this information, for 2021, the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees was 16 to 1.

To determine the median of the annual total compensation of all employees of the Company, excluding the Chief Executive Officer, the Company identified its total employee population as of December 31, 2021, which consisted of 337 employees. To identify the median employee, the Company conducted a full analysis of this employee population, without the use of statistical sampling. The median employee was determined using “total compensation” for the full year 2021. “Total compensation” consisted of gross wages which included base wages, bonus, paid time off, and overtime plus Company provided benefits. Gross wages were annualized for employees who were not employed for the full year in 2021. The Company then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the Chief Executive Officer.

Salary

The base salary of each named executive officer is designed to be competitive with that of the Company’s peer banks and bank holding companies. In establishing the base salaries for the named executive officers in 2021, the Committee and Board relied upon an evaluation of each officer’s level of responsibility and performance. In establishing the base salary for the executive officers other than the Chief Executive Officer, the Committee also received and took into account the individual compensation recommendations of the Chief Executive Officer. In executive session, the independent directors collectively evaluated the performance of the Chief Executive Officer and considered whether his performance benefited the Company’s shareholders. The Chairman of the Committee met with the Chief Executive Officer to review the results of the evaluation after the Committee’s discussion. The 2021 salary of the Chief Executive Officer was ultimately reviewed, discussed, and approved by the independent members of the Board of Directors in executive session, upon recommendation of the Committee. Given the uncertainties at the time associated with the COVID-19 pandemic, there were no salary adjustments made for the named executive officers in 2021.

Performance Compensation and Bonus Program

Pursuant to the terms of the incentive program established for the Company’s named executive officers, the officers had the opportunity to earn incentive payments for 2021 performance, with the targeted payout for the Chief Executive Officer set at $250,000 and the targeted payout for the other named executive officers set at an amount equal to a range of 25% to 30% of their respective base salaries. For 2021, for the Chief Executive Officer and each of the other named executive officers targeted incentive payment was based primarily on the achievement of a singular corporate goal of core earnings per share (“EPS”), defined as net income per diluted share, per generally accepted accounting principles, less the impact of fair value and merger related adjustments; and earnings associated with PPP. The achievement of certain individual non-financial operational goals was also considered. Incentive payments are normally made in a combination of cash and restricted stock grants, with the percentage mix established by the Committee in its sole discretion. The participants have the option of taking a larger percentage of the bonus payment in restricted stock and less in cash.

The financial target and thresholds to activate incentive compensation payments for 2021 performance are outlined below:

Corporate Performance Measure	Weighting	Threshold	Target	Maximum
Core Earnings per Diluted Share	100%	$2.20	$2.36	$2.44

The actual core EPS achieved for 2021 was $3.00, which exceeded the maximum threshold of $2.44 per diluted share.

For the Chief Executive Officer, the targeted core EPS of $2.36 would have resulted in eligibility for a $250,000 incentive compensation payment, in a combination of cash and restricted stock grants. The minimum threshold to receive an incentive payment (core EPS of $2.20) would have resulted in a $125,000 payment eligibility, and the maximum threshold (core EPS of $2.44) would have resulted in a $375,000 payment eligibility. As discussed above, the core EPS was above the maximum threshold, resulting in a total incentive payment to the Chief Executive Officer of $375,000 divided equally into cash of $187,500 and a stock award of 4,927 shares with a grant date value equal to $187,500.

For each of the named executive officers other than the Chief Executive Officer, the targeted core EPS of $2.36 would have resulted in a target incentive payment equal to 30% of the respective base salaries for Messrs. Strader, Farrar and Martin, and a target incentive payment equal to 25% of the base salary for Mr. Settle. The target payment would have decreased or increased proportionately if core EPS was either less than the target to a minimum core EPS of $2.20 or more than the target to a maximum of core EPS of $2.44. The maximum incentive payment eligibility, in combination of cash and restricted stock grants, for 2021 was 37.5% of base salary for Messrs. Strader, Farrar and Martin and 31.25% of base salary for Mr. Settle. The cash payments and restricted stock grants under the incentive program continued to be subject to achievement of individual non-financial operational goals in addition to core EPS.

As discussed above, the core EPS was above the maximum threshold for incentive payment eligibility under the program. Accordingly, Messrs. Farrar, Martin and Settle received cash payments of $65,627, $56,250, and $35,162, respectively. Additionally, with respect to restricted stock grants, Messrs. Farrar, Martin and Settle received 1,725, 1,478, and 924 shares with grant date market values equal to their respective cash payments as indicated above. Mr. Strader received a total cash incentive compensation payment for 2021 in the amount of $137,970. Due to his retirement on December 31, 2021, the Committee determined to award Mr. Strader his incentive program payment in all cash.

For 2022, the incentive program methodology will remain the same for these officers, other than Mr. Strader, but with a different target and thresholds.

Beginning in 2015, certain named executive officers became eligible to participate in a voluntary, nonqualified deferred compensation plan pursuant to which the officers may defer any portion of their annual cash incentive payments. The eligible executive officers for 2021 were Messrs. Jeffrey Haley, Strader, Farrar and Martin. In addition, the Company may make discretionary cash bonus contributions to the deferred compensation plan. Such contributions, if any, are made on an annual basis after the Committee assesses the performance of each of the named executive officers and the Company during the most recently completed fiscal year. The goal of the Committee is to award such discretionary bonus payments commensurate with the officer’s performance during such year. Given the Company’s strong performance in 2021, Messrs. Haley, Strader, Farrar and Martin received discretionary cash bonus contributions of $82,500, $36,792, $35,000, and $30,000, respectively. The discretionary cash bonus contributions are indicated under the “Bonus” column of the Summary Compensation Table on page 25. See also “Nonqualified Deferred Compensation” on page 29 for more information on the plan.

In the opinion of the Committee and the Board of Directors, the Company’s compensation practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on the Company, but rather will have a positive effect on the Company.

Equity Compensation Plan

The Company maintains the American National Bankshares Inc. 2018 Equity Compensation Plan (“2018 Plan”), which was designed to attract and retain qualified key personnel, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward employees for outstanding performance and the attainment of goals. The 2018 Plan was adopted by the Board of Directors of the Company on February 20, 2018, approved by the shareholders on May 15, 2018 at the Company’s 2018 Annual Meeting and expires on February 19, 2028. The 2018 Plan provides for the granting of restricted stock awards, incentive and non-statutory stock options, restricted stock units and other stock-based awards to employees and directors, at the discretion of the Board or a Board designated committee. The 2018 Plan prohibits the payment of dividends or similar distributions on awards, whether subject to time-based or performance-based vesting, unless and until the vesting requirements have been met, and prohibits share recycling. The 2018 Plan authorizes the issuance of up to 675,000 shares of common stock and replaced the Company’s 2008 Stock Incentive Plan (“2008 Plan”) that expired February 18, 2018. As of December 31, 2021, of the 675,000 shares authorized, 525,811 shares were available for granting purposes under the 2018 Plan.

The 2018 Plan is administered by the Committee. Under the 2018 Plan, the Committee determines which employees will be granted restricted stock awards, other stock-based awards and options, whether such options will be incentive or non-statutory options, the number of shares subject to each option, whether such options will be exercised by delivering other shares of common stock, and when such options become vested and exercisable. In general, the per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted. Restricted stock is granted under terms and conditions established by the Committee.

Stock options become vested and exercisable in the manner specified by the Committee. Each stock option or portion thereof is exercisable at any time on or after it vests and is exercisable until ten years after its date of grant. No stock options can be backdated or repriced. As of December 31, 2021, options for 4,863 shares are exercisable, all of which were granted under HomeTown Bank’s 2005 Stock Option Plan, which was assumed in the HomeTown merger. No stock options have been awarded under the 2018 Plan.

The Company from time-to-time grants shares of restricted stock under the 2018 Plan to key employees and non-employee directors. The Company believes the awards help align the interests of these employees and directors with the interests of the shareholders of the Company by providing economic value directly related to increases in the value of the Company’s common stock. The value of the stock awarded is based on the fair market value of the Company’s common stock at the time of the grant, which is the closing price of the stock on the Nasdaq Global Select Market on the grant date. The Company recognizes expense, equal to the total value of such awards, proportionately over the vesting period of the stock grants.

The current grants of restricted stock do not have performance conditions that must be satisfied in order for the shares to be earned and vest either at or ratably over 36 months after the award date. On January 18, 2022, the Company awarded an aggregate of 27,190 shares of restricted stock to the named executive officers and 39 other senior officers of the Bank.

Unvested restricted stock for the year ended December 31, 2021 is summarized in the following table.

Restricted Stock	Shares	Weighted Average Grant Date Value
Unvested at January 1, 2021	58,539	$34.81
Granted	27,712	$29.39
Vested	(24,797)	$36.04
Forfeited	(2,993)	$31.14
Unvested at December 31, 2021	58,461	$31.91

As of December 31, 2021, total unrecognized compensation cost related to unvested restricted stock granted under the 2008 Plan and the 2018 Plan amounted to $782,000. This cost is expected to be recognized over the next 12 to 36 months.

Retirement Plan

Through December 31, 2009, the Company’s retirement plan was a non-contributory defined benefit pension plan that covered all full-time employees of the Company who were 21 years of age or older and who had at least one year of service. Advanced funding of the plan was accomplished by using the actuarial cost method known as the “collective aggregate cost method”.

The plan was closed to new participants at December 31, 2009. On that date, the Company converted the plan to a cash balance plan. Participant balances at that date reflected the net present value of the plan’s then existing obligation to the participants. Beginning January 1, 2010, participants earn income each year based on the ten-year U.S. Treasury note yield established at December 31 of the prior year, subject to certain adjustments.

401(k) Employee Savings Plan

The Company sponsors a 401(k) Employee Savings Plan in which all full-time employees (age 21 and older) are eligible to participate. The Company matches 100% of employee contributions on the first 3% of earned compensation and 50% of employee contributions of the second 3% of earned compensation. Perquisites received by executive officers are not included as earned compensation under this plan. The Company’s contributions are not subject to a vesting schedule.

Perquisites

Due to the geographic size of the Company’s market area, in 2021 the Company provided the Chief Executive Officer and the Chief Banking Officer with an automobile and reimbursed them for the cost of fuel and maintenance for the vehicles other than the estimated amount of personal use of the vehicles. In 2022, such arrangement will continue for the Chief Executive Officer. There is no tax gross-up provided by the Company for any employee perquisites.

Other Benefit Plans

Executive officers participate in the Company’s benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance. The Company provides life insurance coverage equal to four times the employee’s salary for all eligible employees. Coverage in excess of $50,000 is subject to taxation paid by the employee based on Internal Revenue Service guidelines.

Executive Employment Agreements and Change in Control Arrangements

The Company recognizes that, as a publicly held financial services company, it is imperative that it maintain stability and continuity in its executive management positions. The Company also understands that the possibility of a change in control of the Company exists. In order to protect the interests of the shareholders and the Company, to promote continuity in the event of a change in control and to minimize uncertainty among executive management, the Company and its executive officers have entered into employment agreements that contain severance arrangements in connection with a change in control of the Company. All named executive officers currently have operative employment agreements with the exception of Mr. Strader, who retired from his position as Executive Vice President and Chief Banking Officer effective December 31, 2021.

Employment Agreements with Jeffrey V. Haley, Jeffrey W. Farrar, and Edward C. Martin

On March 1, 2022, the Company and the Bank entered into separate amended and restated employment agreements (each, an “Amended Agreement”), effective as of January 1, 2022, with each of Messrs. Jeffrey Haley, Farrar, and Martin that supersede and replace their prior employment agreements that were in place until March 1, 2022.

Mr. Jeffrey Haley’s Amended Agreement has an initial term of three years from its effective date, January 1, 2022, and expires on December 31, 2024, provided that on and after January 1, 2023, the term of the agreement will be automatically extended on a daily basis by one day so that there will always be at least two years remaining in the term of the agreement upon such extension. Each Amended Agreement for Messrs. Farrar and Martin has an initial term of two years from its effective date, January 1, 2022, and expires on December 31, 2023, provided that on and after January 1, 2023, the term of the agreement will be automatically extended on a daily basis by one day so that there will always be at least one year remaining in the term of the agreement upon such extension. The Company may give each of the officers notice of nonrenewal of their respective Amended Agreements at any time on or after January 1, 2023, and Mr. Jeffrey Haley’s agreement will terminate two years after the date of such notice and Messrs. Farrar and Martin’s agreements will terminate one year after the date of such notice. Each of the Amended Agreements automatically terminate on the first day of the month immediately following the month in which the officer turns 67.

The Amended Agreements provide that Messrs. Jeffrey Haley, Farrar, and Martin are entitled to receive annual base salaries of not less than $575,000, $364,000, and $330,000, respectively, which will be reviewed annually by the Committee or the Board of Directors. In addition, each officer is entitled to cash bonuses and equity-based awards in such amounts as may be determined by the Committee or Board of Directors in accordance with the terms and conditions of the applicable short-term and long-term cash and equity incentive plans of the Company. Any incentive-based compensation or award that an officer receives is subject to clawback by the Company as may be required by applicable law or, if applicable, any stock exchange listing requirement and on such basis as the Company determines. Each officer is expected to maintain a level of share ownership of the Company’s common stock in accordance with guidelines established by the Company.

Pursuant to the Amended Agreement for each officer, if the Company terminates the officer’s employment without “Cause” or if he terminates his employment for “Good Reason” (each as defined in the Amended Agreement), the Company will pay the officer any accrued but unpaid salary, bonus and benefits to which he is entitled as of the date of termination. In addition, subject to the officer’s execution and non-revocation of a general release of claims, the Company will make a lump sum payment to him in an amount equal to the product of (x) his “Total Annual Compensation” divided by 12 times (y) the number of months remaining between the date of termination and the last day of the then-current term of the agreement, including pro-rated credit for any partial month. As defined in the Amended Agreement for each officer, “Total Annual Compensation” means the sum of: (1) the officer’s base salary in effect on the date of termination; (2) the greater of the officer’s maximum annual bonus opportunity for the year in which his employment terminates and the annual bonus earned for the most recently completed calendar year; (3) the grant date value of any equity awards granted to the officer over the 12 months immediately prior to the date of termination (the “prior 12 months”); (4) any tax-qualified or non-tax qualified plan contributions or allocations made on the officer’s behalf over the prior 12 months; and (5) the value of any perquisites and other benefits, including the employer portion of benefit premiums, paid or made available to the officer or on his behalf over the prior 12 months. Upon termination of employment under the above-described circumstances, Mr. Jeffrey Haley will be subject to certain noncompetition and nonsolicitation restrictions for 12 months, and Messrs. Farrar and Martin will be subject to certain noncompetition and nonsolicitation restrictions for six months and 12 months, respectively.

The Amended Agreements include a double-trigger severance structure in the event of a “Change in Control” of the Company (as defined in the Amended Agreements). If a Change in Control occurs and Mr. Jeffrey Haley’s employment is terminated by him for Good Reason or by the Company on account of its failure to renew the agreement or without Cause, in each case within 24 months following the Change in Control, he will be entitled to receive, subject to his execution and non-revocation of a general release of claims, a lump sum payment equal to the sum of: (1) any earned but unpaid incentive or bonus compensation with respect to any completed calendar year; (2) a pro-rated cash bonus amount based on his prior year’s cash bonus amount; (3) any other benefits or awards which, pursuant to the terms of any plans, policies or programs of the Company, have been earned or become payable but which have not been paid; and (4) an amount equal to either (A) 2.99 times Mr. Haley’s Total Annual Compensation, or (B) if his employment terminates between his 65th birthday and the date he attains his U.S. Social Security Administration (“Social Security”) normal retirement age, the product of (x) his Total Annual Compensation divided by 12 times (y) the number of months remaining between the date of termination and the date he attains his Social Security normal retirement age.

If a Change in Control of the Company occurs and either Mr. Farrar’s or Mr. Martin’s employment is terminated by him for Good Reason or by the Company on account of its failure to renew the agreement or without Cause, in each case within 24 months following the Change in Control, the officer will be entitled to receive, subject to his execution of a general release of claims, a lump sum payment equal to the sum of: (1) any earned but unpaid incentive or bonus compensation with respect to any completed calendar year; (2) a pro-rated cash bonus amount based on the officer’s prior year’s cash bonus amount; (3) any other benefits or awards which, pursuant to the terms of any plans, policies or programs of the Company, have been earned or become payable but which have not been paid to the officer; and (4) an amount equal to the product of (x) the officer’s Total Annual Compensation divided by 12 times (y) the lesser of 24 or the number of months remaining between the date of termination and the date he his Social Security normal retirement age.

For the purposes of calculating each officer’s Total Annual Compensation in connection with a Change in Control termination, the base salary used will be that in effect on the date of termination of employment or, if higher, immediately prior to the Change in Control, and the term “prior 12 months” will refer to such period immediately before the date of the Change in Control. Each Amended Agreement also provides that the severance payments and benefits to which the officer may be entitled in connection with a Change in Control will be reduced to the amount that does not trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986. No reduction, however, will be made and the officer will be responsible for all excise and other taxes if his after-tax position with no cutback exceeds his after-tax position with a cutback by more than 5%.

Employment Agreement with John H. Settle, Jr.

On February 8, 2017, the Bank entered into an employment agreement with Mr. Settle, effective as of October 31, 2016, that provided for an initial term of three years from its effective date and expiring on October 31, 2019, provided that on and after November 1, 2018, the term of the agreement is automatically extended on a daily basis by one day so that there will always be at least one year remaining in the term of the agreement upon such extension. The Bank may give Mr. Settle notice of nonrenewal of his agreement at any time and his agreement will terminate one year after the date of such notice. The agreement with Mr. Settle automatically terminates on the first day of the month immediately following the month in which the officer turns 70.

The employment agreement with Mr. Settle provides for a base salary of not less than $210,000, which is reviewed annually by the Committee or the Board of Directors. In addition, Mr. Settle is entitled to cash bonuses and equity-based awards in such amounts as may be determined by the Committee or Board of Directors in accordance with the terms and conditions of the applicable short-term and long-term cash and equity incentive plans of the Company. Any incentive-based compensation or award that Mr. Settle receives is subject to clawback by the Company as may be required by applicable law or, if applicable, any stock exchange listing requirement and on such basis as the Company determines. Mr. Settle is expected to maintain a level of share ownership of the Company’s common stock in accordance with guidelines established by the Company.

Pursuant to Mr. Settle’s employment agreement, if the Company terminates his employment without “Cause” or if he terminates his employment for “Good Reason” (each as defined in the agreement), the Company will pay Mr. Settle any accrued but unpaid salary, bonus and benefits to which he is entitled as of the date of termination. In addition, subject to Mr. Settle’s execution and non-revocation of a general release of claims, the Company make a lump sum payment to him in an amount equal to the product of (x) Mr. Settle’s “Final Monthly Compensation” times (y) the number of months remaining between the date of termination and the expiration of the then-current employment term. As defined in the agreement, “Final Monthly Compensation” means (1) the sum of Mr. Settle’s base salary in effect at the date of termination and the annual bonus paid or payable to him for the most recently completed year, (2) divided by 12. The Company will also make a lump sum payment in an amount equal to the product of (x) the amount of the monthly group insurance premiums contributed by the Company for Mr. Settle’s health, dental and vision insurance coverage (exclusive of the amounts paid by the officer for such coverage) (the “COBRA Premium”) times (y) the number of months remaining between the date of termination and the expiration of the then-current employment term. Upon termination of employment under the above-described circumstances, Mr. Settle will be subject to certain noncompetition and nonsolicitation restrictions for 12 months.

The employment agreement with Mr. Settle includes a double-trigger severance structure in the event of a “Change in Control” of the Company (as defined in the agreement). If a Change in Control occurs and Mr. Settle’s employment is terminated by him for Good Reason or by the Bank on account of its failure to renew the agreement or without Cause, in each case within 24 months following the Change in Control, he will be entitled to receive, subject to his execution and non-revocation of a general release of claims, a lump sum payment equal to the sum of: (1) any earned but unpaid incentive or bonus compensation with respect to any completed calendar year; (2) a pro-rated cash bonus amount based on Mr. Settle’s prior year’s cash bonus amount; (3) any other benefits or awards which, pursuant to the terms of any plans, policies or programs of the Company, have been earned or become payable but which have not been paid to him; (4) an amount equal to 2.0 times Mr. Settle’s “Final Compensation” (defined in the agreement as the base salary in effect at the date of termination plus the highest annual cash bonus paid or payable for the two most recently completed years); and (5) an amount equal to the monthly COBRA Premium times 24.

The employment agreement for Mr. Settle provides that the severance payments and benefits to which he may be entitled in connection with a Change in Control will be reduced to the amount that does not trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986. No reduction, however, will be made and Mr. Settle will be responsible for all excise and other taxes if his after-tax position with no cutback exceeds his after-tax position with a cutback by more than 5%.

Potential Payments upon Termination or Change in Control

If a change in control of the Company had occurred on December 31, 2021, and the named executive officers were terminated on that same date, the compensation and benefits that would be payable to each of the named executive officers under the terms of their employment agreements in effect on December 31, 2021 are identified in the following table. This hypothetical scenario would require a lump sum payment to each officer based on his “Final Compensation” (defined in the agreements in effect at December 31, 2021 as the base salary at the date of termination plus the highest annual cash bonus paid or payable for the two most recently completed years) which payment, for Mr. Haley, would have equaled 2.99 times his Final Compensation and, for the other named executive officers would have equaled 2.0 times each officer’s Final Compensation. In addition, each officer would have received payment of any accrued bonus and coverage under the Company’s healthcare plan through December 31, 2023. Stock awards represent the market value of restricted shares of stock that have not vested as of December 31, 2021.

Mr. Strader was no longer eligible to receive severance compensation as a result of his retirement from the Company which was effective as of December 31, 2021.

Name	Final Compen -sation ($)	Accrued Bonus ($)	COBRA Premium ($)	Stock Awards ($)	Total ($)

Jeffrey V. Haley	2,451,821	270,000	18,000	529,527	3,269,348
Jeffrey W. Farrar	901,271	100,627	12,000	186,910	1,200,808
Edward C. Martin	772,500	86,250	12,000	165,912	1,036,662
John H. Settle, Jr.	520,401	35,162	12,000	87,494	655,057

Tax and Accounting Considerations

The Company’s practice is to expense salary, bonus and incentive compensation, and benefit costs as they are incurred for tax and accounting purposes. Salary, bonus and incentive compensation, and some benefit payments are taxable to the recipient as ordinary income. The tax and accounting treatment of the various elements of compensation is not a major factor in the Company’s decision making with respect to executive compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. The Company did not have any nondeductible compensation in 2021.

Security Ownership Guidelines and Hedging of Securities

Stock ownership guidance is in effect for executive officers of the Company. The target for the Chief Executive Officer is stock ownership equal to at least three times his current base salary, and the target for each Executive Vice President is stock ownership equal to at least two times current base salary. No formal deadline has been set for compliance with these guideline targets. However, the Committee and the Board of Directors have adopted a requirement that, except for sales for tax payments upon vesting, grants of restricted stock to an executive officer be held by the officer (a) until fully vested and (b) until and for so long as the officer has achieved the minimum ownership guidelines set by the Company.

The Company does not have any practices or policies regarding the ability of employees or directors to engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock (including prepaid variable forward contracts, short sales, equity swaps, puts, collars, exchange funds, or similar transactions).

Compensation Recovery Policy

The Board of Directors has approved a Compensation Recovery Policy that allows the Company to recoup from an officer any portion of incentive-based compensation (cash, incentive/bonus awards and all forms of equity based compensation) as the Board deems appropriate if it is determined that such officer (either a current or former officer of the Company or the Bank) engaged in fraud, willful misconduct, or violation of Company or Bank policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results. Recommendations to recover any portion of incentive-based compensation will be presented to the Board by the Committee after review of all relevant facts and circumstances.

COMPENSATION TABLES

Summary Compensation Table

The following table reflects total compensation paid to or earned by the Company’s named executive officers for the years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1) (2)	Stock Awards ($) (3)	Non- Equity Incen- tive Plan Com- pen- sation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings ($) (5)	All Other Compen-sation ($) (6)	Total ($)

Jeffrey V. Haley	2021	571,161	82,500	122,027	187,500	(379)	39,263	1,002,072
President and Chief	2020	549,314	—	120,026	—	53,025	32,434	754,799
Executive Officer of	2019	534,231	80,250	100,029	120,000	69,409	28,207	932,126
the Company and
the Bank

H. Gregg Strader (7)	2021	368,133	36,792	25,015	137,970	—	24,724	592,634
Executive Vice President	2020	367,426	14,717	149,706	—	—	25,272	557,121
and Chief Banking Officer	2019	356,077	35,720	52,827	49,687	—	24,825	519,136
of the Company and
the Bank

Jeffrey W. Farrar (8)	2021	348,855	35,000	50,003	65,627	—	35,812	535,297
Executive Vice President	2020	348,855	14,000	21,267	—	—	29,805	413,927
and Chief Operating and	2019	118,750	63,417	50,013	21,234	—	9,216	262,630
Chief Financial Officer
of the Company and
the Bank

Edward C. Martin (9)	2021	281,116	30,000	50,003	56,250	—	23,557	440,926
Executive Vice President	2020	281,116	12,000	30,109	—	—	21,415	344,640
and Chief Administrative	2019	247,608	—	29,550	30,090	—	20,935	328,183
Officer of the Company
and the Bank

John H. Settle, Jr.	2021	233,694	—	10,000	35,162	—	24,503	303,359
Executive Vice President	2020	224,530	9,002	20,222	—	—	24,980	278,734
and President of Trust	2019	220,460	—	20,109	20,221	—	24,269	285,059
and Investment Services
of the Bank

(1)

The Human Resources and Compensation Committee assessed the performance of the eligible executive officer and the Company during the indicated year and awarded discretionary cash bonus payments commensurate with the officer’s performance. For 2021, 2020 and 2019, the payments were made by contributions into an account established for the officer under the Company’s nonqualified deferred compensation plan for eligible executive officers of the Company.

(2)	For 2019, Mr. Farrar received a $50,000 cash signing bonus upon execution of his employment agreement in August 2019 in addition to a discretionary cash bonus payment as described in footnote (1).

(3)

Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2021, included in the Company’s 2021 Annual Report on Form 10-K.

(4)

Represents cash award for individual and Company performance under the incentive program based upon achievement of specific goals approved by the Board. Achievement of specific goals and amounts of cash awards are determined by the Human Resources and Compensation Committee and submitted to the Board for approval. Participants have the option of taking a larger percentage in restricted stock and less in cash.

(5)

Because the pension plan was converted to a cash balance plan and frozen effective December 31, 2009, the assumptions used to determine the present value of accumulated benefit for each participant were changed so that the present value of accumulated benefit shown as of the end of that year was equal to the opening balance under the cash balance plan. This is the same amount that would have been payable under the prior plan had the participant terminated employment and elected a lump sum payment. There were no benefit increases for any participant attributable to the cash balance plan conversion.

(6)	Details of other compensation for each of the executive officers appear in the All Other Compensation table shown below.

(7)	Mr. Strader retired from his position as Executive Vice President and Chief Banking Officer effective December 31, 2021.

(8)	Mr. Farrar joined the Company on August 1, 2019 and was appointed an executive officer of the Company and Bank. He became Chief Financial Officer on November 1, 2019.

(9)	Mr. Martin was appointed an executive officer of the Company on January 1, 2020 and the Bank on March 30, 2017.

All Other Compensation Table

Name	Year	Company Contribution to 401(k) Plan ($)	Other Benefits ($) (1)	Total ($)

Jeffrey V. Haley	2021	19,654	19,609	39,263
	2020	12,825	19,609	32,434
	2019	12,600	15,607	28,207

H. Gregg Strader	2021	11,936	12,788	24,724
	2020	12,825	12,447	25,272
	2019	12,600	12,225	24,825

Jeffrey W. Farrar	2021	16,986	18,826	35,812
	2020	12,825	16,980	29,805
	2019	5,063	4,153	9,216

Edward C. Martin	2021	14,559	8,997	23,557
	2020	12,825	8,590	21,415
	2019	12,471	8,464	20,935

John H. Settle, Jr.	2021	9,753	14,750	24,503
	2020	10,388	14,591	24,980
	2019	9,829	14,440	24,269

______________

(1)	Other benefits include company paid insurance premiums for all named executive officers.

Grants of Plan-Based Awards in 2021

The following table provides information on the restricted stock awards granted to the named executive officers during the year ended December 31, 2021. There were no stock options granted in 2021.

	Grant	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option Awards ($)
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Shock (2)	(3)
Jeffrey V. Haley	1/19/2021				3,340	92,017
	2/16/2021				1,026	30,010
	N/A	62,500	125,000	187,500	—	—
H. Gregg Strader	1/19/2021				908	25,015
	N/A	82,782	110,376	137,970	—	—
Jeffrey W. Farrar	1/19/2021				1,815	50,003
	N/A	39,376	52,501	65,627	—	—
Edward C. Martin	1/19/2021				1,815	50,003
	N/A	33,750	45,000	56,250	—	—
John H. Settle, Jr.	1/19/2021				363	10,000
	N/A	21,097	28,130	35,162	—	—

(1)

Represents cash award amounts for individual and Company performance under the incentive program based upon achievement of specific goals approved by the Board. Achievement of specific goals and amounts of cash awards are determined by the Human Resources and Compensation Committee and submitted to the Board for approval. Participants have the option of taking a larger percentage in restricted stock and less in cash. The actual annual cash incentive awards paid to the named executive officers earned in 2021 under the incentive plan are shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Maximum represents the potential payout for performance that exceeds expectations.

(2)

Restricted stock granted under the 2018 Equity Compensation Plan. The restricted stock awards vest 36 months after the date of issue. Restricted stock has no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, reduction-in-force, and change in control).

(3)

Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2021, included in the Company’s 2021 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the outstanding stock awards as of December 31, 2021 for the named executive officers. All restricted stock awards were granted at fair market value at the grant date and vest after 36 months. There were no stock options outstanding as of December 31, 2021.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)

Jeffrey V. Haley	10,677	342,027	—	—
H. Gregg Strader	—	—	—	—
Jeffrey W. Farrar	3,782	121,283	—	—
Edward C. Martin	3,536	109,662	—	—
John H. Settle, Jr.	1,527	52,332	—	—

Option Exercises and Stock Vested

The following table reflects shares acquired upon the vesting of restricted stock awards in 2021 by the named executive officers and the value realized on vesting. None of the named executive officers holds any outstanding stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Jeffrey V. Haley	2,959	81,520
H. Gregg Strader	11,561	394,845
Jeffrey W. Farrar	466	10,173
Edward C. Martin	660	18,183
John H. Settle, Jr.	521	14,354

(1)	The value realized on vesting is based on the closing price of the Company’s common stock on the date of vesting multiplied by the number of shares acquired.

Pension Benefits

The following table reflects the actuarial present value of the named executive officers’ accumulated benefits under the Company’s former pension plan and the number of years of service earned and credited under the plan as of December 31, 2009, which was the final year of the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Jeffrey V. Haley	Pension	13	401,609
H. Gregg Strader (1)	Pension	—	—
Jeffrey W. Farrar (1)	Pension	—	—
Edward C. Martin (1)	Pension	—	—
John H. Settle, Jr. (1)	Pension	—	—

(1)

Mr. Farrar joined the Company in 2019, Messrs. Martin and Settle in 2016, and Mr. Strader in 2013. The pension plan was closed to new participants before the officers became eligible for any credited service or accumulated benefit under the plan.

Nonqualified Deferred Compensation

The executive officers of the Company are entitled to participate in the American National Bank & Trust Company Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 100% of base salary or annual cash bonus or both, on an annual basis. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. The plan is administered through the Virginia Bankers Association.

The Company has the option to make a discretionary cash bonus contribution to the account of each eligible executive officer on an annual basis. Such contribution, if any, is made after the Human Resources and Compensation Committee assesses the performance of the officer and the Company with respect to the most recently completed fiscal year. The Company made discretionary contributions to the plan accounts of the eligible executive officers in 2021 related to the Company’s operational performance and financial results for 2021 as outlined below.

Amounts deferred under the plan are payable beginning on the first day of the calendar quarter following a distributable event. A distributable event includes termination of employment or normal retirement. Distributions can be received either as a lump-sum payment or in monthly or annual installments over a period of not more than 20 years.

The following table provides certain information on nonqualified deferred compensation contributions by the Company and the eligible named executive officers, as well as earnings or losses on such compensation, with respect to the named executive officers during 2021.

Name	Executive Contributions in 2021 ($) (1)	Registrant Contributions in 2021 ($) (2)	Aggregate Earnings/ (Losses) in 2021 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2021 ($)

Jeffrey V. Haley	—	—	59,274	—	540,924
H. Gregg Strader	—	—	26,653	—	242,856
Jeffrey W. Farrar	—	—	4,458	—	20,254
Edward C. Martin	—	—	—	—	—
John H. Settle, Jr. (3)	—	—	—	—	—

(1)	No executive made a voluntary deferral of a bonus payment in 2021.

(2)	The Company did not make any contributions to the nonqualified deferred compensation plan in 2021.

(3)	Mr. Settle, as an executive officer of the Bank only, is not eligible to participate in the nonqualified deferred compensation plan.

Director Compensation

During 2021, directors of the Company received their quarterly retainer in the form of restricted stock with a market value of $10,000. These shares were paid quarterly. The attendance fee for each committee meeting, Company board meeting or Bank board meeting was $800 in cash or restricted stock with a market value of $1,000, also paid quarterly. However, if a Company board meeting and Bank board meeting were held on the same day only one attendance fee was paid. In addition, the chairmen of the five standing board committees of the Company, the chairman of the Bank’s Trust Committee, and the chairman of the Subcommittee on Technology and Information Security received annual retainers. In 2021, the chairmen received $2,400 in cash or shares of restricted stock with a market value of $3,000.

During 2012, the Board approved an unfunded, nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code. This plan granted outside directors the option to defer cash or restricted stock compensation. Amounts deferred were credited to a bookkeeping reserve account maintained by the Company. Such reserve accounts rise and fall with the value of the underlying restricted stock held and any dividends are reinvested in Company stock. Amounts credited to the participant’s account will be payable in lump sum in Company stock on the first business day following the 30th day after the director’s separation of service. Three of the current outside directors elected this option in prior years. Beginning in 2019, this option is no longer available for deferral of future fees.

Effective January 1, 2018, Board policy requires the directors to maintain ownership of a minimum aggregate market value of $250,000 with respect to shares received for service on the Board. Additional shares may be sold as long as the director maintains the required minimum market value amount. Dividends paid on the shares may be reinvested or not, at the option of the director. The purpose of the stock for fees payment option described above is to encourage greater equity ownership in the Company and, thereby, further align the interests of each director with the interests of the shareholders at large. The Board of Directors sets the retainer and attendance fee based upon recommendation from the Corporate Governance and Nominating Committee. In making its recommendation, the Committee reviews the director compensation of peer banks and received a comparison of peer bank compensation for directors provided by PM&P. There is no tax gross-up provided by the Company for any director compensation. Non-employee directors living outside the Danville, Virginia area are reimbursed for meeting-related travel and lodging expenses. Non-employee directors were excluded from the Company’s retirement plan and, therefore, do not qualify for pension benefits. Directors who are employees of the Company do not receive any director compensation.

In 2021, Mr. Majors, in his role as Chairman of the Company and the Bank, received director fees of $40,000 per quarter. Mr. Majors devotes a significant amount of his time to Board and committee matters including governance, risk oversight, advisory and administrative matters. He does not receive any employee compensation, restricted stock, or the other fees customarily paid to the directors. It is anticipated that Mr. Majors will continue to receive similar director fees in 2022.

The following table reflects the director compensation earned or paid during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	Total ($)
Nancy Howell Agee	—	61,049	61,049
Kenneth S. Bowling (4)	—	31,054	31,054
Tammy Moss Finley	—	66,058	66,058
Jeffrey V. Haley (5)	—	—	—
Michael P. Haley	—	74,055	74,055
Charles S. Harris	16,000	40,074	56,074
F.D. Hornaday, III	—	63,053	63,053
John H. Love	—	63,087	63,087
Charles H. Majors	160,000	—	160,000
Ronda M. Penn	—	63,053	63,053
Dan M. Pleasant	—	67,061	67,061
Joel R. Shepherd	—	64,032	64,032
Susan K. Still	—	60,059	60,059
Total	176,000	652,635	828,635

(1)

Restricted stock was awarded with a market value of $10,000 for the quarterly retainer and $1,000 per committee meeting or board meeting as previously described, issued quarterly based on the closing price of the Company’s common stock on the first market day of the third month of the quarter. In addition, restricted stock was awarded with a market value of $3,000 for the annual retainer for the chairmen of the Company and Bank Board Committees and Subcommittee, issued annually based on the closing price of the Company’s common stock on the first market day of the sixth month of the year.

(2)

Restricted stock awarded in 2021, as follows: Ms. Agee, 1,824 shares; Mr. Bowling, 961 shares; Ms. Finley, 1,965 shares; Mr. Michael Haley, 2,210 shares; Mr. Harris, 1,196 shares; Mr. Hornaday, 1,875 shares; Mr. Love, 1,881 shares; Ms. Penn, 1,875 shares; Mr. Pleasant, 2,004 shares; Mr. Shepherd, 1,914 shares; and Ms. Still, 1,796.

(3)

Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions made in the calculation of these amounts are contained in Note 13 to the Company’s audited financial statements for the year ended December 31, 2021, included in the Company’s 2021 Annual Report on Form 10-K.

(4)	Mr. Bowling retired from the Board of Directors effective at the 2021 Annual Meeting.

(5)	Mr. Jeffrey Haley, as an employee of the Company, does not receive any compensation for his service as a director.

Deferred Compensation for Current Chairman and Former Chief Executive Officer

The Bank entered into a deferred compensation agreement with Charles H. Majors, the Company’s current non-executive Chairman and former Chief Executive Officer, initially as of February 22, 1993, and most recently amended and restated as of December 31, 2008. The agreement, which was entered into in connection with Mr. Majors’ employment with the Bank, requires an annual payment of $50,000 for a period of ten years to Mr. Majors or his designated beneficiary, commencing within three months of his termination of employment or death, whichever occurs first. The amount of the payment is fixed and the funds for payment are not established in an account that allows for additional contributions or earnings growth. Mr. Majors is an unsecured creditor for the payments under this agreement. Payments under this agreement are independent of, and in addition to, those under any other plan, program, or agreement between Mr. Majors and the Company or the Bank. Mr. Majors received his first payment on July 1, 2015.

RELATED PARTY TRANSACTIONS

In the ordinary course of its business, the Bank makes loans to, accepts deposits from, and provides other banking services to, certain directors and executive officers of the Company, their associates, and members of their immediate families. Loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not affiliated with the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Such loans are processed through the Bank’s normal credit approval procedures, but ultimate approval authority rests with the Board of Directors of the Bank. Rates paid on deposits and fees charged for other banking services and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with persons not affiliated with the Bank. The Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with the directors, officers, principal shareholders, their associates, and members of their immediate families.

From time to time the Company may also enter into other types of business transactions or arrangements for services with the Company’s directors, officers, principal shareholders or their associates. These types of transactions or services might include, among others, purchases of equipment or provision of legal services. The Company will only enter into such arrangements if it is determined that the prices or rates offered are comparable to those available to the Company from unaffiliated third parties. Management approves such transactions on a case by case basis. The Company does not have written policies or procedures with respect to such approvals. As of December 31, 2021, the Company has no such reportable transactions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (ii) the appointment, compensation, retention and oversight of the independent accountants engaged to prepare or issue an audit report on the financial statements of the Company, (iii) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (iv) the independence and performance of the Company’s internal audit staff. The Committee strives to provide an open avenue of communication between the Board of Directors, management, the internal auditor, and the independent accountants.

All of the members of this Committee are considered independent within the meaning of SEC regulations, the listing standards of Nasdaq, and the Company’s Corporate Governance Guidelines. Additionally, each member is considered an “independent director,” as that term is defined by Nasdaq Marketplace Rule 5605(a) (2).

Mr. Michael Haley, Ms. Penn and Mr. Shepherd, members of the Committee, are qualified as audit committee financial experts within the meaning of SEC regulations and the Board has determined that each has accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021. The Committee has discussed with Yount, Hyde and Barbour, P.C., the Company’s independent registered public accounting firm during fiscal year 2021, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the conduct of the audit. The Audit Committee has also received the written disclosures and the letter from Yount, Hyde and Barbour, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Committee concerning independence, and has discussed the independence of Yount, Hyde and Barbour, P.C.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and be filed with the SEC.

The Audit Committee pre-approves all audits, audit-related, and tax services on an annual basis, and, in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

A copy of the Audit Committee charter is available on the Company’s website, www.amnb.com. For access to the charter, select the “Investors” icon, then select “Governance Documents.”

Respectfully submitted,

Ronda M. Penn, Chairman
Michael P. Haley
Charles S. Harris
Joel R. Shepherd

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company annually considers the selection of the Company’s independent public accountants. On March 14, 2021, the Audit Committee appointed Yount, Hyde and Barbour, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Yount, Hyde and Barbour, P.C. has served as the Company’s independent public accountants since May 2002.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2021 and 2020

Yount, Hyde and Barbour, P.C. audited the consolidated financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2021 and 2020; reviewed the Company’s quarterly reports on Form 10-Q during the years ended December 31, 2021 and 2020; and audited management’s assessment of internal control over financial reporting as of December 31, 2021 and 2020. The following table presents aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by Yount, Hyde and Barbour, P.C. for the years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees	$215,500	$201,350
Audit-related Fees	7,500	6,500
Tax Fees	16,726	16,414
Total	$239,726	$224,264

Audit-related fees are for pre-approved consultation concerning financial accounting and report and preforming a Housing and Urban Development (HUD) audit. Tax fees are for the preparation of the annual consolidated federal and state income tax returns.

PROPOSAL TWO – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde and Barbour, P.C. as the Company’s independent registered public accounting firm for 2022. The services that Yount, Hyde and Barbour, P.C. will perform will consist primarily of the examination and audit of the Company’s consolidated financial statements, tax reporting assistance, and other audit and accounting matters. Representatives of Yount, Hyde and Barbour, P.C. are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The selection of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection of Yount, Hyde & Barbour, P.C., the Audit Committee will reconsider whether to retain Yount, Hyde & Barbour, P.C., and may retain that firm or another firm without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

The ratification of the appointment of Yount, Hyde and Barbour, P.C. requires that the votes cast “for” exceed the number of votes cast “against” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Proxies solicited by the Board will be voted in favor thereof unless a shareholder has indicated otherwise on the proxy.

PROPOSAL THREE – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC regulations, the Company is providing shareholders with an advisory (non-binding) vote on the compensation programs for the named executive officers (sometimes referred to as “say on pay”). At the Company’s 2017 Annual Meeting, shareholders voted in favor of having an advisory (non-binding) vote on executive compensation every year. Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

This vote is nonbinding. The Board and the Human Resources and Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described under the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s compensation programs are designed to treat employees fairly and to pay compensation at a level commensurate with the market, given individual and Company factors and performance. A core objective is to attract and retain a superb leadership team with market-competitive compensation and to align the team member’s interests with those of the Company, its customers and its shareholders. Accordingly, a significant portion of the Company’s executive officers’ compensation is directly and materially linked to operating performance. The Company believes that its compensation program, with its balance of short-term and long-term incentives and share ownership guidelines, rewards sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis section and related disclosures.

The Board of Directors unanimously recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.

CODE OF CONDUCT

The Board of Directors has adopted a Code of Conduct, which applies to all directors and employees of the Company and the Bank. A portion of the Code of Conduct has special provisions for senior financial officers of the Company and the Bank, which apply to the Company’s Principal Executive Officer and Principal Financial Officer, as well as, the Bank’s Chief Accounting Officer or person performing similar functions for the Company and/or the Bank. The Code of Conduct for senior financial officers meets the requirements of a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K. The Code of Conduct is available on the Company’s website, www.amnb.com. Select the “Investors” icon, and then select “Governance Documents.” The Code of Conduct is reviewed and reaffirmed on an annual basis by the Board, executive officers, and all other employees.

SEPARATE COPIES FOR BENEFICIAL OWNERS

Pursuant to SEC rules, institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner may request a separate copy of the proxy statement or annual report by writing the Company at Investor Relations, P.O. Box 191, Danville, Virginia 24543 or by telephoning 1-434-773-2274.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS

Shareholders interested in communicating directly with the Corporate Governance and Nominating Committee, which is charged with handling all such communication to non-management members of the Board of Directors of the Company, may send correspondence to the Corporate Governance and Nominating Committee, P.O. Box 191, Danville, Virginia 24543.

The Corporate Governance and Nominating Committee has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board. Under the process, the Assistant Secretary of the Company will forward all mail specifically addressed to a member of the Board of Directors. If correspondence is specifically addressed only to a committee, the Assistant Secretary of the Company will forward the mail to the Chairman of said committee. If any mail is received that is addressed only to “Board of Directors,” or “Non-Management Member of the Board of Directors,” said mail will be forwarded by the Assistant Secretary of the Company to the Chairman of the Board. Correspondence relating to accounting, internal controls, or auditing matters are brought to the attention of the Chairman of the Audit Committee.

To be considered for inclusion in the Company’s proxy statement relating to the 2023 Annual Meeting, shareholder proposals, including recommendations for director nominees, must be received by the Company at its principal office in Danville, Virginia, no later than November 28, 2022.

In addition to any other applicable requirements, for business to be properly brought before next year’s Annual Meeting by a shareholder, if the proposal is not to be included in the Company’s proxy statement, the Company’s bylaws provide that the shareholder must give notice in writing to the Secretary of the Company no later than January 27, 2023. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares beneficially owned by the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

REFERENCES TO OUR WEBSITE ADDRESS

References to the Company’s website address throughout this proxy statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC rules or that of Nasdaq. These references are not intended to, and do not, incorporate the contents of the Company’s website by reference into this proxy statement or the accompanying materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2022

A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting of Shareholders, the proxy statement, including the proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2021, may be viewed on the Company’s website at www.amnb.com.

The Company’s 2021 Annual Report to Shareholders, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (without exhibits), as filed with the SEC, is being mailed with this proxy statement to those shareholders that receive a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability, this proxy statement and the 2021 Annual Report to Shareholders are available on the Company’s website at www.amnb.com. Shareholders may obtain copies of exhibits to the Form 10-K by making a written request to Jeffrey W. Farrar, Chief Operating and Chief Financial Officer, American National Bankshares Inc., P.O. Box 191, Danville, Virginia 24543. Shareholders may also download copies of the Form 10-K and exhibits from the SEC website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed to be filed with the SEC, nor deemed incorporated by reference into any of the Company’s prior or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporate such information by reference.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting other than those referred to herein. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors,

Charles H. Majors
Chairman

March 28, 2022

This Proxy Is Solicited On Behalf of the Board of Directors

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2022, 9:00 A.M.

The undersigned hereby appoints Charles S. Harris, Dan M. Pleasant or Joel R. Shepherd, any of whom may act, as my attorney(s), with full power of substitution, to vote all the Common Stock of the Company, standing in my name on its books at the close of business on March 28, 2022, at the Annual Meeting of Shareholders to be held May 17, 2022, or any adjournment thereof, with all the powers the undersigned would possess if personally present, as instructed below.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and a vote FOR Proposals 2 and 3.

1.	Election of Directors of Class II to serve until the 2025 Annual Meeting

FOR all nominees listed below (except	WITHHOLD AUTHORITY
as marked to the contrary below)	FROM a vote for all
nominees listed below

Nancy Howell Agee
Jeffrey V. Haley
John H. Love
Ronda M. Penn

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the above list.)

2.	To ratify the selection of Yount, Hyde & Barbour, P.C., independent registered public accounting firm, as auditors of the company for the year ending December 31, 2022.

3.	Advisory vote on executive compensation of the company’s named executive officers as disclosed in the proxy statement.

The Common stock represented by this Proxy will be voted as specified; however, as to any matter where no choice is specified, the Proxy will be voted FOR all the nominees listed in Proposals 1 and FOR Proposals 2 and 3.

Authorized Signers – This section must be completed for your vote to count.

Date:_______________         Signature(s)_____________________     _____________________